Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF LOSS
(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2022	2021
Revenue	$217,072	$149,524
Operating expenses:
Direct operating expenses(1)	178,959	169,482
Selling, general and administrative expenses(1)	51,957	49,367
Corporate expenses(1)	12,556	9,698
Depreciation and amortization	19,444	20,297
Other operating expense, net	1,779	891
Operating loss	(47,623)	(100,211)
Interest expense, net	(10,021)	(6,142)
Other income (expense), net	(11,810)	7,852
Loss before income taxes	(69,454)	(98,501)
Income tax benefit	3,088	2,129
Consolidated net loss	$(66,366)	$(96,372)

(1)Excludes depreciation and amortization